Exhibit 99.1

Company Contact: Ultralife Corporation Philip A. Fain (315) 210-6110 pfain@ulbi.com	Investor Relations Contact: LHA Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – May 3, 2018 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $2.4 million on revenue of $23.1 million for the first quarter ended April 1, 2018. For the first quarter of 2017, the Company reported operating income of $1.8 million on revenue of $22.0 million.

“Our first quarter results demonstrate the leveraged earnings power of our business model and the diversity of new revenue opportunities we have been cultivating,” said Michael D. Popielec, President and Chief Executive Officer. “Total Company government/defense sales grew 6% driven by strong Communications Systems shipments and total Company commercial sales grew 3% driven by higher medical sales. On the strength of 5% revenue growth, solid gross margins and disciplined expense control, operating profit grew 28% generating a 10.2% operating margin. A strong start to the year, backlog, and strict adherence to our business model parameters give us confidence that we will deliver another year of profitable growth.”

First Quarter 2018 Financial Results

Revenue was $23.1 million, an increase of $1.0 million, or 4.7%, compared to $22.0 million for the first quarter of 2017 reflecting higher medical and government/defense sales. Battery & Energy Products sales decreased $.3 million, or 1.5%, to $17.2 million compared to $17.5 million last year due primarily to timing differences in government/defense shipments, not fully offset by an 18.9% increase in medical sales. Communications Systems grew 28.3% to $5.8 million compared to $4.6 million for the same period last year reflecting shipments of our Vehicle Amplifier Adapters for the U.S. Army’s Special Force Assistance Brigades under a contract awarded in December 2017, power supplies shipments to a large global defense prime contractor, as well as a 49% year-over-year increase in shipments of core products such as our 20-watt amplifiers and universal vehicle adapters.

Gross profit was $7.3 million, or 31.6% of revenue, compared to $6.9 million, or 31.3% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 29.2%, compared to 28.2% last year, and Communications Systems’ gross margin was 38.4%, compared to 43.0% last year, primarily due to product mix.

Operating expenses were $4.9 million compared to $5.0 million last year reflecting continued tight control over discretionary spending. Operating expenses were 21.4% of revenue compared to 22.9% of revenue for the year-earlier period.

Operating income was $2.4 million compared to $1.8 million last year for an operating margin of 10.2% compared to 8.4% last year.

Net income was $2.2 million, or $0.14 per share, compared to net income of $1.7 million, or $0.11 per share, for the first quarter of 2017.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	April 1,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash	$18,330	$18,330
Trade Accounts Receivable, Net	15,730	14,657
Inventories	26,961	26,326
Prepaid Expenses and Other Current Assets	2,730	2,603
Total Current Assets	63,751	61,916

Property, Equipment and Improvements, Net	7,359	7,570
Goodwill, Intangibles and Other Assets	27,967	27,700
Total Assets	$99,077	$97,186

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$7,545	$8,787
Accrued Compensation and Related Benefits	1,694	2,413
Accrued Expenses and Other Current Liabilities	2,840	3,039
Total Current Liabilities	12,079	14,239
Deferred Income Taxes and Other Non-Current Liabilities	3,905	3,898
Total Liabilities	15,984	18,137

Shareholders' Equity:
Common Stock	1,989	1,966
Capital in Excess of Par Value	181,312	180,211
Accumulated Deficit	(80,743)	(82,894)
Accumulated Other Comprehensive Loss	(859)	(1,611)
Treasury Stock	(18,469)	(18,469)
Total Ultralife Equity	83,230	79,203
Non-Controlling Interest	(137)	(154)
Total Shareholders’ Equity	83,093	79,049

Total Liabilities and Shareholders' Equity	$99,077	$97,186

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended
	April 1,	April 2,
	2018	2017
Revenues:
Battery & Energy Products	$17,224	$17,479
Communications Systems	5,845	4,556
Total Revenues	23,069	22,035

Cost of Products Sold:
Battery & Energy Products	12,188	12,549
Communications Systems	3,599	2,596
Total Cost of Products Sold	15,787	15,145

Gross Profit	7,282	6,890

Operating Expenses:
Research and Development	1,101	1,138
Selling, General and Administrative	3,825	3,911
Total Operating Expenses	4,926	5,049

Operating Income	2,356	1,841

Other Expense	(133)	(93)
Income Before Income Tax Provision	2,223	1,748

Income Tax Provision	(55)	(87)

Net Income	2,168	1,661

Net Income Attributable to Non-Controlling Interest	(17)	(6)

Net Income Attributable to Ultralife Corporation	$2,151	$1,655

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic
	$0.14	$0.11

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted
	$0.13	$0.11

Weighted Average Shares Outstanding – Basic	15,704	15,412
Weighted Average Shares Outstanding – Diluted	16,202	15,656